Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-213802 on Form S-4 of AMC Entertainment Holdings, Inc. of our report dated March 1, 2016, relating to the financial statements of National CineMedia, LLC, appearing in the Annual Report on Form 10-K of AMC Entertainment Holdings, Inc. for the year ended December 31, 2015 and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

October 7, 2016